Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in Amendment Number 1 to Registration Statement on Form SB-2 of our report dated March 14, 2007, except for Note 13, dated March 27, 2007, relating to the consolidated financial statements of US Gold Corporation as of December 31, 2006 and for the years ended December 31, 2005 and 2006, and the reference to our firm as experts in the prospectus which is a part of the registration statement.

May 23, 2007
Denver, Colorado

STARK • WINTER • SCHENKEIN & CO., LLP • Certified Public Accountants • Financial Consultants
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